Exhibit 4.10
[Form of Face of Certificate]
See Restrictions on Reverse Side

Certificate Number:	COMMON STOCK	No. of Shares:
Avanade Inc.
Organized Under the Laws of the
State of Washington
     This certifies that                                is the holder of                            shares of the Common Stock of this corporation. This certificate and the shares it represents are registered and transferable only on the stock transfer books of the corporation pursuant to authorization or document of transfer made by the holder of this certificate or the legal representative or attorney-in-fact of the holder.
     Issued as of                                     .

Secretary	President
[Reverse of Certificate]
The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or any applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving these securities or (b) the corporation receives an opinion of legal counsel for the holder of these securities (concurred in by legal counsel for the corporation) stating that such transaction is exempt from registration or the corporation otherwise satisfies itself that such transaction is exempt from registration. Neither the offering of these securities nor any offering materials have been reviewed by any administrator under the Securities Act of 1933, or any applicable state law.
This certificate evidences shares of Common Stock of the corporation. Other classes of shares of the corporation are or may in the future be authorized, and those classes may consist of one or more series of shares, each with different rights, preferences and limitations. The corporation will furnish any shareholder upon request and without charge a full statement of the designations, preferences, limitations and relative rights of the shares of each class authorized to be issued, and the variations in the relative rights and preferences between the shares of each series so far as the same have been fixed and determined, and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series.
The shares evidenced hereby are subject to a stockholders agreement by and among the Company and certain stockholders of the Company (a copy of which may be obtained from the Company), and by accepting any interest in such shares, the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of said stockholders agreement.